Exhibit 10.3

FIRST AMENDMENT, WAIVER AND CONSENT TO SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

THIS FIRST AMENDMENT, WAIVER AND CONSENT TO SERIES C CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, dated as of August 14, 2006 (this “Amendment”), is made by and among ABRY Mezzanine Partners L.P., a Delaware limited partnership (“ABRY”), Capital Resource Partners IV, L.P., a Delaware limited partnership (“CRP”) and SoftBrands, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Series C Purchase Agreement, Series C Certificate of Designations and the Series C Warrants, each as defined below.

W I T N E S S E T H

WHEREAS, pursuant to that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 17, 2005, by and among the Company, ABRY and CRP (the “Series C Purchase Agreement”), ABRY and CRP are the holders of (i) all of the outstanding shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), of the Company and (ii) warrants to purchase an aggregate of 1,200,000 shares of common stock of the Company (the “Series C Warrants”);

WHEREAS, the rights, privileges and powers of the holders of Series C Preferred Stock are governed by the Series C Convertible Preferred Stock Certificate of Designations, dated as of August 17, 2005 (the “Series C Certificate of Designations”);

WHEREAS, simultaneously herewith, the parties hereto are effecting an exchange of the Series C Preferred Stock pursuant to which ABRY and CRP shall contribute, transfer, assign and deliver to the Company, and the Company shall accept and receive from ABRY and CRP, all right, title and interest in and to the Series C Preferred Stock in exchange for the issuance by the Company to each Investor of the same number of shares of Series C-1 Convertible Preferred Stock, par value $0.01 per share (the “Series C-1 Preferred Stock”);

WHEREAS, to facilitate the issuance and sale of its Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Convertible Preferred Stock”) and warrants to purchase shares of Common Stock (the “Series D Warrants” and, together with the Series D Convertible Preferred Stock, the “Series D Securities”) to ABRY, and to the extent it exercises the Purchase Option (as defined in the Series D Purchase Agreement) CRP, pursuant to the Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Series D Purchase Agreement”), the Company desires to obtain the consent by each of ABRY and CRP as the holders of Series C Preferred Stock of certain rights set forth in the Series C Purchase Agreement, Series C Certificate of Designations, Series C Warrants and the other documents executed in connection therewith (collectively, the “Series C Governing Documents”);

WHEREAS, in accordance with Section 10.6 of the Series C Purchase Agreement, ABRY, CRP and the Company desire to amend the Purchase Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 5C(ii) of the Series C Certificate of Designations, the Company is required to obtain the consent of the holders of not less than 75% of the Series C Preferred Stock to, among other things, (i) amend, modify, restate or repeal any provision of the Certificate of Incorporation in any manner which would adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock and (ii) create certain additional classes or series of shares of stock;

WHEREAS, ABRY and CRP are willing to provide all such consents and/or waivers which may be required under the Series C Governing Documents in connection with the Company’s issuance and sale of the Series D Securities pursuant to the Series D Purchase Agreement, upon the terms and subject to the conditions set forth below;

WHEREAS, pursuant to that certain Senior Subordinated Secured Note and Warrant Purchase Agreement, dated as of November 26, 2002, as amended by Amendment Number 1, Amendment Number 2 and Amendment Number 3 thereto, between the Company and CRP (the “CRP Purchase Agreement”), CRP is also the holder of (i) all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of the Company and (ii) warrants to purchase an aggregate of 4,016,518 shares of common stock of the Company (the “Series B Warrants”);

WHEREAS, the rights, privileges and powers of the holders of Series B Preferred Stock are governed by the Series B Convertible Preferred Stock Certificate of Designations, dated as of August 18, 2004 (the “Series B Certificate of Designations” and together with the CRP Purchase Agreement, the Series B Preferred Stock and the Series B Warrants, the “Series B Governing Documents”); and

WHEREAS, simultaneously herewith, CRP is providing all consents and/or waivers which may be required under the Series B Governing Documents in connection with the issuance of the Series D Securities.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Series C Purchase Agreement.

Each of ABRY and CRP hereby consents to the Company’s execution and delivery of the Series D Purchase Agreement and the Related Documents (as defined in the Series D Purchase Agreement) and the consummation of the transactions contemplated thereby and waives the rights with respect thereto under the Series C Governing Documents, as follows:

1.                                       Amendment to Series C Purchase Agreement. Subject to the terms and conditions of this Amendment,

(a)           Section 1.1 of the Purchase Agreement is hereby amended by deleting certain defined terms and replacing such defined terms as follows:

(i)                                     “Remedy Event” means a Compliance Remedy Event or a Payment Remedy Event.

(ii)                                  “Series C Liquidation Preference” is hereby deleted and replaced with “Series C-1 Liquidation Preference,” which has the meaning set forth in the Series C-1 Preferred Stock Certificate of Designation.’

(iii)                               “Series C Preferred Stock Certificate of Designation” is hereby deleted and replaced with “Series C-1 Preferred Stock Certificate of Designation,” which means the Certificate of Designation designating the rights and preferences of the Series C-1 Shares adopted by the Board of Directors, filed with the Secretary of State of the State of Delaware, as substantially in the form set forth in Exhibit A attached to this Amendment.’

(iv)                              “Series C Redemption Price” is hereby deleted and replaced with “Series C-1 Redemption Price,” which has the meaning set forth in the Series C-1 Preferred Stock Certificate of Designation.

(v)                                 “Series C Shares” is hereby deleted and replaced with “Series C-1 Shares,” which means the Series C-1 Convertible Preferred Stock, $0.01 par value per share, of the Company having the rights, designations and preferences as set forth in the Series C-1 Preferred Stock Certificate of Designation.”

(b)           Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions:

(i)                                     “Compliance Remedy Event” means:

(a)    the breach by the Company Group or failure to perform or observe in any material respect any covenant or agreement set forth in Section 5C of the Series C-1 Preferred Stock Certificate of Designation;

(b)    the breach by the Company Group or failure to perform or observe in any material respect any covenant or agreement set forth in Section 8.1, 8.2(a), 8.2(f), 8.2(i), 8.2(j), 8.4, 8.5 or 8.6 of this Agreement;

(c)    a Material Adverse Effect that occurs within 18 months of this Agreement and the cause of such Material Adverse Effect breaches any representation or warranty made by the Company or any Subsidiary thereof in Section 4.3, 4.5, 4.9, 4.10, 4.16, 4.20, 4.23, 4.25 or 4.27 of this Agreement as of the date made; or

(d) a “Compliance Remedy Event” as defined in the Series D Purchase Agreement shall have occurred and be continuing

(ii)                                  “Payment Remedy Event” means (i) the failure of the Company to pay in full any dividends, Series C-1 Liquidation Preference or Series C-1 Redemption Price (or any amount otherwise owing hereunder) to the holders of the Series C-1 Preferred Stock as and when and in the form required to be paid hereunder or under the Series C-1 Preferred Stock Certificate of Designation, or (ii) a “Payment Remedy Event” as defined in the Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 14, 2006, by and among the Company and the purchasers party thereto.

(c)           Section 8.1(c) of the Purchase Agreement is hereby amended by adding the following words to clause (y) of such Section immediately after “EBITDA shall mean the net income of the Company Group:”

“(including in the “Company Group” for all purposes of this Section 8.1(c)(y), MAI Systems Corporation and its direct and indirect subsidiaries, for the entire period being measured, regardless of whether such period includes time periods preceding the acquisition of MAI Systems Corporation by the Company)”

(d)           Section 8.1(c) of the Purchase Agreement is hereby amended by adding the following proviso at the end of such section:

“provided, that notwithstanding the foregoing provisions of this Section 8.1(c), (x) the Company may incur Indebtedness under Capital Leases in an amount not to exceed $1,000,000 in the aggregate outstanding at any time, and (y) the Company may incur Indebtedness under that certain Credit Agreement, dated as of the date of this Agreement, by and between the Company, certain Subsidiaries of the Company, the lenders named therein, and Wells Fargo Foothill, Inc., as Arranger and Administrative Agent in effect on the date hereof (the “Senior Facility”) even though the ratio of the Company’s Indebtedness for Borrowed Money to EBITDA will exceed 2.0 to 1.0, if such Indebtedness is incurred to finance Permitted Acquisitions or for working capital and general corporate purposes on or after the date of this Amendment and either

(i)                                     following such incurrence, the aggregate amount of Indebtedness outstanding under the Senior Facility does not exceed $23,000,000; or

(ii)                                  such Indebtedness under the Senior Facility (A) is incurred at any time during the period beginning on March 31, 2007 and ending on December 31, 2007, (b) does not exceed $30,000,000 and (c) is incurred when the Company’s EBITDA for the twelve month period ended on the most recently ended fiscal quarter equals or exceeds the Minimum EBITDA Targets set forth opposite the date below that corresponds to the most recently ended fiscal quarter prior to the date of the borrowing:

Date	Minimum EBITDA Target

March 31, 2007	$9,000,000

June 30, 2007	$9,000,000

September 30, 2007	$10,701,744

December 31, 2007	$11,862,744

(e)                                  The last paragraph of Section 8.5(a) of the Purchase Agreement (for the avoidance of doubt, the paragraph immediately following clause 8.5(a)(ix)) is hereby amended by deleting such paragraph and replacing it in its entirety with the following:

“if the Company, at any time after the Closing authorizes the issuance or sale of, or proposes to issue or sell, any Equity Securities, the Company shall first offer to sell to each Purchaser holding Series C-1 Shares (solely in such Purchaser’s capacity as a holder of Series C-1 Shares) a portion of such Equity Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such Purchaser (counting for such purpose only Common Stock issuable upon conversion of the Series C-1 Shares and exercise of the Warrants and excluding any shares of Common Stock issuable to such Purchaser on account of its holding any other Equity Securities) by (2) the total number of shares of Common Stock then outstanding immediately prior to such issuance (assuming all warrants have been exercised for Common Stock and all options and Common Stock Equivalents have been exercised or exchanged for or converted into Common Stock in accordance with their terms) (“Fully-Diluted Common Stock”). Each Purchaser shall be entitled to purchase all or any portion of such Equity Securities at the most favorable price and on the most favorable terms as such Equity Securities are to be offered to any other Person.”

(f)                                    Section 8.3 of the Purchase Agreement is hereby amended by adding the following new subsection (h) immediately after subsection (g):

“(h) by no later than October 31, 2006, a copy of a cost savings plan that has been presented to the Company’s Board of Directors and that presents in substantial detail the Company’s strategy for improving its profit margins.”

(g)                                 Section 8.7(a) of the Purchase Agreement is hereby amended by deleting the first sentence of such section and replacing it with the following:

“From and after the earlier of (x) August 17, 2012 and (y) the occurrence of a Remedy Event, so long as any Series C-1 Shares remain outstanding and so long as any accrued and unpaid dividends remain outstanding in respect thereof, with respect to Section 8.7(a)(y) such Remedy Event has not been cured by the

Company within (i) 30 days of the occurrence of a Compliance Remedy Event and (ii) 10 days following the occurrence of a Payment Remedy Event or a Redemption Notice has not been delivered by the Company in accordance with the terms of the Series C-1 Preferred Stock Certificate of Designation, the Requisite Purchasers shall have the right to cause the Company to retain an investment banker to identify and advise the Company regarding opportunities for a Company Sale and participate on the Company’s behalf in negotiations for, and to assist the Company in conducting, such Company Sale (the “Appointment Right”), the consummation of which shall be subject to the Requisite Purchasers’ consent.”

(h)                                 Section 8.7(a) of the Purchase Agreement is hereby amended by deleting the word “reasonably” in (iii) of the fourth sentence of such section.

(i)                                     Section 8.7(c) of the Purchase Agreement is hereby amended by deleting the second sentence of such section and replacing it in its entirety with the following:

“The Purchasers acknowledge that, although the Company shall be obligated to cause its Board of Directors to retain an Investment Bank pursuant to this Section 8.7 and use its best efforts to assist the Investment Bank in (i) investigating the advisability of a Company Sale and (ii) soliciting interest in and negotiating the terms of a Company Sale, the Board of Directors shall be under no obligation or compulsion to approve or recommend any Company Sale and may reject any or all offers with respect to any such potential Company Sale, if, in the exercise of its fiduciary obligations, the Board of Directors reasonably determines that the same is not in the best interest of, or fair to, the stockholders of the Company (a “Rejected Sale”).”

(j)                                     Article 8 of the Purchase Agreement is hereby amended by adding the following new Section 8.11 to the Purchase Agreement:

“Section 8.11  Default Dividends.. (a) If the Senior Facility is outstanding, from and after the date on which the Company fails to pay in full any dividends, Series C-1 Liquidation Preference or Series D Redemption Price to the holders of the Series C-1 Preferred Stock as and when due and in the form required to be paid hereunder or under the Series C-1 Preferred Stock Certificate of Designation through the end of the fiscal quarter in which such dividend, Series C-1 Liquidation Preference or Series C-1 Redemption Price payment is made and (b) if the Senior Facility is no longer outstanding, from and after the beginning of the fiscal quarter in which a Remedy Event occurs until the end of the fiscal quarter in which the Remedy Event is cured, in each case the dividend rate on the Series C-1 Preferred Stock shall be increased in accordance with the Series C-1 Preferred Stock Certificate of Designation.”

2.                                       Waiver of Restricted Actions.

(a)                                  ABRY and CRP hereby (a) waive compliance by the Company with Section 8.1(c) of the Series C Purchase Agreement with respect to the Acquisition (as defined below) and (b) consent to:

(i)                                     the Company’s execution and delivery of the Merger Agreement, by and among the Company, SBN Acquisition Corp., MAI Systems Corporation and William Brian Kretzmer, as Stockholders’ Representative, dated as of July 28, 2006, and the consummation of the transactions contemplated thereby (the “Acquisition”); and

(ii)                                  the ratio of the Company’s Indebtedness for Borrowed Money to EBTIDA being greater than 2.0 to 1.0 as of immediately after giving effect to the Acquisition and as a result thereof.

(b)                                 ABRY and CRP hereby waive compliance by the Company with Section 8.1(e) of the Series C Purchase Agreement with respect to the Company’s execution and delivery of the Senior Facility and acknowledge that the Senior Facility (i) prohibits the payment of any dividends on the Series C-1 Preferred Stock and the Series D Preferred Stock while there is a Default or an Event of Default and (ii) prohibits any Redemptions and would prohibit an optional redemption after a Change of Control (were the Indebtedness under the Senior Facility to remain outstanding after a Change of Control). Capitalized terms used in this Section 2(b) and not otherwise defined shall have the meanings set forth in the Senior Facility as in effect on the date hereof.

3.                                       Waiver of Exercise Price Adjustment. Each of ABRY and CRP hereby waives (i) its rights under Section 2B(ii) of the Series C Warrants to any adjustment to the Exercise Price (as defined in the Series C Warrants) and (ii) its rights under Section 4 of the Series C Warrants to acquire Purchase Rights, in each case, which may be triggered by the issuance and sale of the Series D Securities pursuant to the Series D Purchase Agreement.

4.                                       Amendment to Certificate of Incorporation.

(a)                                  Each of ABRY and CRP hereby consents, as required by Section 5C of the Series C Certificate of Designations, to the filing of the Company’s Series D Certificate of Designations and the filing of the Series C-1 Certificate of Designations.

(b)                                 Each of ABRY and CRP hereby waives its rights under Section 6B of the Series C Certificate of Designations to any adjustment to the Conversion Price (as defined in the Series C Certificate of Designations, which may be triggered by the issuance and sale of the Series D Securities pursuant to the Series D Purchase Agreement.

5.                                       No Other Amendments, Waivers or Consent. Except for the amendment expressly set forth and referred to in Section 1 hereof, the Series C Purchase Agreement shall remain unchanged and in full force and effect.

6.                                       Representations and Warranties. To induce ABRY and CRP to enter into this Amendment, the Company hereby warrants, represents and covenants to and with ABRY and CRP that: (a) this Amendment has been duly authorized, executed and delivered by the Company; and (b) after giving effect to this Amendment, no Remedy Event has occurred and is continuing as of this date.

7.                                       Reimbursement of Expenses. The Company hereby agrees to reimburse ABRY and CRP on demand for all reasonable fees and reasonable out-of-pocket costs and expenses (including without limitation the reasonable and actual fees and expenses of its counsel) incurred by ABRY and CRP in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and the transactions contemplated hereby.

8.                                       Binding Nature and Benefit. This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

9.                                       Signatures. Delivery of an executed signature page of this Amendment (which may be by electronic facsimile transmission) shall be effective as delivery of a manually executed counterpart hereof.

10.                                 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

SOFTBRANDS, INC.

By:	/s/ GREGG A. WALDON
Name: Gregg A. Waldon
Title: CFO

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, L.L.C.
Its General Partner

By:	/s/ ALEXANDER MCGRATH
Name: Alexander McGrath
Title: Managing Member

ABRY MEZZANINE PARTNERS IV, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P., Its General Partner

By:	ABRY MEZZANINE HOLDINGS LLC, Its General Partner

By:	/s/ JOHN HUNT
Name: John Hunt
Title: Partner

[Signature Page to Series C Consent]